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                                                                      Exhibit 99



                 Ramsay Health Care, Inc. Announces Statement


          CORAL GABLES, Fla., February 10/PR Newswire/--Ramsay Health Care, Inc. (Nasdaq: RHCI) today announced that it is contemplating a $75 million debt offering to refinance existing indebtedness and for other general corporate purposes. The Company stated that it intends to effect the offering through a private placement pursuant to Rule 144A.

          Any private placement of the debt securities will be made only by means of an offering memorandum and will not be registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

SOURCE    Ramsay Health Care, Inc.  2/10/97

CONTACT: Bert G. Cibran, President, 305-569-4621, or Carol C. Lang, Chief Financial Officer, 305-569-4622, both of Ramsay Health Care, Inc./(RHCI)